Exhibit 99.1

Tactical Air Defense Services Receives Additional Round of Funding from Cornucopia, Ltd.

Carson City, NV- August 10, 2011 - Tactical Air Defense Services, Inc. (OTCQB: TADF), an Aerospace/Defense Services contractor that offers tactical aviation services, aerial refueling, aircraft maintenance, and other Aerospace/Defense services to the United States and Foreign militaries and agencies, is pleased to announce that it is has received an additional $200,000 of financing (the “Additional Financing”) from Cornucopia, Ltd.

Pursuant to the recently announced binding letter of intent (“LOI”) with Tactical Air Support, Inc. (“Tac-Air”) to pursue a military contract (the “Military Contract”) and to acquire the right to purchase ten percent (10%) of the outstanding equity of Tac-Air, TADF was obligated to provide $315,000 in corporate funding (the “Investment Funds”) to Tac-Air.

Through proceeds from the Additional Financing and previously provided funds, TADF has successfully provided to Tac-Air the total $315,000 of Investment Funds as required by the LOI, and has acquired the right to purchase an initial ten percent (10%) of the outstanding equity of Tac-Air.

Pursuant to the LOI, if successful in winning the bid, TADF and Tac-Air shall share 30/70 all future profits derived from the Military Contract, which we believe could generate gross revenues of several million dollars for TADF and Tac-Air in the aggregate, per year, throughout the term of the Military Contract.

As disclosed in TADF’s previous filings with the United States Securities and Exchange Commission, the Parties previously entered into an Agreement and Plan of Merger (the “Merger”) related to the proposed merger between the Parties, however, the Merger had not closed prior to the termination period and the related agreement has since expired. In the event that TADF and Tac-Air close the Merger between the companies while the Military Contract is in operation, the combined financial benefit of the Military Contract shall inure to the combined entity.

Tac-Air, www.tacticalairsupport.com, is a highly regarded aerospace/defense services contractor founded by a group of former U.S. Navy, Marine, and Air Force Weapon’s School Instructors. Tac-Air has been awarded and is currently servicing multiple aerospace/defense contracts with the U.S. Department of Defense.

Cornucopia, Ltd. is a merchant banking firm domiciled in the Turks and Caicos Islands, BVI, specializing in the financing of micro-cap growth companies.

Alexis C. Korybut, Chief Executive Officer of TADF, stated,  “We are very pleased to have received an additional $200,000 of funding from Cornucopia, Ltd.  The Additional Funding will enable us to pursue an important Military Contract and to acquire an initial 10% of Tac-Air. We believe these transactions demonstrate the joint and continued commitment of both parties to working together towards a beneficial common goal. Should we be successful in winning the Military Contract, we will we have acquired a significant revenue stream and will have successfully positioned our companies to compete very effectively for additional contracts from both the U.S. and foreign militaries.”

Make sure you are first to receive timely information on Tactical Air Defense Services when it hits the newswire. Sign up for TADF’s email news alert system today at: http://ir.stockpr.com/tads-usa/email-alerts

Further information about TADF is available on our website: www.tads-usa.com.

Forward Looking Statement Disclosure

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended.  Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company’s ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Investor Relations Contact:

Gerald N. Kieft
The WSR Group
(772) 219-7525
IR@theWSRgroup.com

www.theWSRgroup.com